EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-42569, 333-56631, 333-60181, 333-73321, 333-87539, 333-33674, 333-37952, 333-48338, 333-48340, 333-64016, 333-75470, 333-151202 and 333-200139 each on Form S-8 of our reports dated March 16, 2016, relating to the financial statements of Avid Technology, Inc., and the effectiveness of Avid Technology, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Avid Technology, Inc.’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Avid Technology, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 15, 2016